Exhibit 99.3

MELINTA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Melinta’s 2016 audited consolidated financial statements included elsewhere in this document. This discussion and analysis contains forward-looking statements based upon current beliefs, plans and assumptions, such as statements regarding Melinta’s intentions, plans, objectives, expectations, forecasts and projections. Melinta’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements.

Melinta Corporate Overview

Melinta (“we,” “us,” “our,” the “Company”) was incorporated in the State of Delaware and commenced operations in October 2000. We have previously operated under the names Rib-X Designs, Inc. and Rib-X Pharmaceuticals, Inc., and in October 2013, Rib-X Pharmaceuticals, Inc. changed its name to Melinta Therapeutics, Inc. Melinta’s operations to date have primarily focused on the discovery and development of antibiotics to combat resistant, life-threatening infections. We have also conducted activities related to business planning, organizing and staffing Melinta, raising capital and other business development activities. In November 2012, the Company was recapitalized, and Vatera Healthcare Partners LLC became the lead investor in Melinta. On November 3, 2017, Melinta completed a merger with Cempra, Inc. (“Cempra”) in which Melinta became Melinta Subsidiary Corp., a wholly-owned subsidiary of Cempra. Cempra was re-named Melinta Therapeutics, Inc. as part of the merger.

On June 19, 2017, the Company received approval from the Food and Drug Administration (“FDA”) to sell our first antibiotic, Baxdela®, for treatment of advanced skin and skin structure infections (“ABSSSI”). The Company is completing plans to begin sales of Baxdela in early 2018.

To date, Melinta has principally financed its operations through sales of preferred stock, the issuance of convertible notes, loans from financial institutions, and funds received from collaborations and business development transactions. Total cash generated through equity financings since our recapitalization through September 30, 2017, was $222.1 million, and our cash balance at September 30, 2017, was $12.2 million.

Melinta has never been profitable. As of September 30, 2017, we had an accumulated deficit of $553.9 million, and Melinta’s net losses were $40.1 million and $73.9 million for the nine months ended September 30, 2017, and the year ended December 31, 2016, respectively. Substantially all of our losses have resulted from costs incurred in connection with our development and discovery programs as well as from general and administrative costs associated with the Company’s operations.

We expect to continue to incur significant expenses as we advance the organization, including manufacturing drug product; establishing a commercial organization; establishing marketing and distribution functions; completing our Phase 3 clinical study for community-acquired bacterial pneumonia (“CABP”); investing in additional indications for Baxdela; and advancing our discovery programs. After the merger (discussed below) is consummated, Melinta’s expenses, evaluated as a stand-alone company, will further increase as a result of costs associated with being a public company, such as the hiring of financial personnel and adding operational, financial and management information systems.

Recent Developments

On August 8, 2017, the Company entered into a definitive agreement to merge with a subsidiary of Cempra, Inc. (“Cempra”) in an all-stock transaction. On August 8, 2017, Melinta stockholders adopted the merger agreement and approved the merger and related transactions, and on September 6, 2017, Melinta stockholders approved the merger agreement amendment, adopted the merger agreement, as amended, and approved the merger and related transactions, pursuant to the terms of the merger agreement, as amended. The Cempra shareholders approved the merger in a meeting on November 3, 2017. On November 3, 2017, the merger closed and on November 6, 2017, Melinta began trading on the NASDAQ under the ticker symbol MLNT.

On November 28, 2017, Melinta entered into the acquisition agreement with The Medicines Company under which Melinta will acquire a group of antibiotic drug businesses of The Medicines Company and certain other assets known, collectively, as the Infectious Disease Businesses (“IDB”). Melinta will pay $165.0 million in cash and in common stock with a fair value of $55.6 million at the time of the closing and will be committed to further payments of $25.0 million each on the 12- and 18-month anniversaries of the closing date. In addition, Melinta will assume certain contingent milestone payment liabilities and will make sales-based royalty payments to The Medicines Company based on future events.

In connection with the Acquisition, Melinta received commitment letters for both a new financing agreement, the Senior Secured Credit Facility (the “Credit Facility”), and $30,000 in additional equity financing from existing investors. The Credit Facility will provide up to $240 million in debt and equity financing, with a term of six years. The lender will initially make $190,000 of the total $240,000 financing available. The interest rate on the debt portion of this initial financing will be 11.75%. The additional $50,000 of debt is available after the Company has achieved certain revenue thresholds, and, if drawn, will bear an interest rate of 14.75%. The Credit Facility will also provide for the lender to obtain a warrant for the purchase of Melinta common stock. Details of the Credit Facility and equity financing arrangement were not final as of the date of this report. The proceeds of these arrangements will be used to fund the Acquisition, retire the 2017 Loan Agreement, and fund continuing operations of the Company.

Financial Overview

Revenue

To date, Melinta has not generated any product revenue or royalties from the sale of commercial products. Baxdela has been approved for commercial sale in the United States, and we intend to commercialize Baxdela in the United States with a targeted sales force. The Company anticipates that it will not recognize meaningful revenue from sales of this product before 2018.

For markets outside of the United States, we have partnered with leading multi-national pharmaceutical companies around the world to optimize the global commercial potential of Baxdela. Currently, commercial agreements exist in Europe, Asia-Pacific (excluding Japan), Central and South America and the Middle East and Africa regions.

In December 2014, we entered into distribution and supply agreements for Baxdela with Eurofarma, a leading pharmaceutical company in Brazil. Under the terms of these arrangements, Eurofarma will be responsible for filing for approval for Baxdela in Brazil and, if approved, will commercialize Baxdela in that territory. Upon entering into this arrangement, Melinta received a $15.0 million payment, $6.0 million was recorded as an equity investment and $9.0 million of deferred revenue was recorded as a liability in January 2015, when the transaction was funded. The ability to recognize this revenue is dependent upon receiving regulatory and pricing approval in Brazil and the successful commercialization of the product by Melinta’s partner. Should regulatory and pricing approval be obtained, the recognition of the deferred revenue will commence upon our initial shipments of Baxdela to Eurofarma. In August 2017, Melinta entered into an amendment to the distribution and supply agreement to extend the licensed territory to substantially all of Central America and South America for consideration of $1.0 million. Under the terms of this amendment, we have the ability to earn additional milestones up to $3.6 million based on regulatory approval in several countries.

In August 2015, Melinta entered into supply and distribution agreements with Malin, a principal investor of Melinta with a more than 5% ownership interest, which Malin subsequently assigned to its affiliate Altan Pharma Limited, or Altan. Pursuant to the terms and conditions of the supply and distribution agreements, Altan is entitled to exclusive rights to obtain product approval, procure supply from Melinta and commercialize Baxdela in Africa and the Middle East. In connection with the supply and distribution agreements, Melinta is entitled to receive a royalty based on Altan’s net sales of Baxdela. No upfront payments were received or paid in connection with these agreements.

In February 2017, Melinta executed a license agreement with Menarini, a leading pharmaceutical company based in Europe, under which Melinta licensed rights to commercialize Baxdela in certain European, Asia-Pacific (excluding Japan) and other rest-of-world territories. Pursuant to the terms and conditions of the arrangement, Menarini is entitled to exclusive rights to obtain product approval, procure supply from Melinta and commercialize Baxdela in the licensed territories, and Melinta may earn additional commercial and regulatory milestones of approximately €90.0 million and is entitled to receive a tiered royalty, in the low double digits, based on Menarini’s net sales of Baxdela and the country of sale. In addition, Menarini and Melinta agreed to share jointly in the future development cost of Baxdela, including the current CABP Phase 3 clinical trial and, potentially, other future studies initiated for additional indications. At the onset of this arrangement, we received $19.9 million, and, going forward, we are entitled to reimbursement of 50% of the development costs incurred for our in-process CABP Phase 3 clinical trial. The Company recognized $19.9 million of revenue associated with the delivery of the license to Menarini in the first quarter of 2017 and is recognizing revenue related to the reimbursement of development costs as the services are performed.

During the nine months ended September 30, 2017, we recognized revenue from the Menarini agreement of $29.6 million, of which $19.9 million related to the license and $9.7 million related to the cost-sharing arrangement for expenses incurred during the first half of 2017.

To the extent that the Company does not find additional partners for the commercialization of Baxdela outside the United States, or to the extent that our existing partners are not successful in the commercialization of Baxdela, we may or may not receive additional milestones, royalties or other collaboration related revenue in the future.

Research and Development Expenses

The majority of our operating expenses to date have been incurred for discovery, research and development costs relating to our drug candidates. The Company’s business model is dependent upon its continued investment in discovery, research and development. Melinta’s discovery, research and development costs consist primarily of:

•	external development expenses incurred under arrangements with third parties such as: fees paid to contract research organizations (“CROs”) in connection with Melinta’s clinical trials, costs of acquiring and evaluating clinical trial data such as investigator grants, patient screening fees, laboratory work, statistical compilation and fees paid to consultants;

•	external discovery expenses incurred under arrangements with third parties to conduct research and testing related to our ESKAPE pathogen program;

•	employee-related expenses, including salaries, benefits, travel and stock-based compensation expense;

•	costs to acquire, develop and manufacture clinical trial materials, including fees paid to contract manufacturers;

•	expenses, including milestone payments, related to licensed products and technologies until regulatory approval of the products;

•	compliance costs and fees related to drug development regulatory requirements; and

•	facilities, depreciation, rent, maintenance, insurance, laboratory and other supplies.

We expense research and development costs as incurred. Discovery, clinical trial and other development costs incurred by third parties are recognized as expense as the contracted services are performed. We accrue for incurred expenses as the services are being provided by monitoring the status of the clinical trial or project and the corresponding invoices and other input received from Melinta’s external service providers. Expenses for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided by Melinta’s vendors and its clinical sites. We adjust our accrual as actual costs become known.

We anticipate that we will continue to incur significant research, development and manufacturing expenses in connection with the completion of our Phase 3 trial testing the intravenous and oral formulations of Baxdela for patients with CABP and evaluating the results of that trial. If we achieve positive results, we will incur additional expenses related to the CABP indication to support the process for obtaining marketing approval. The Company also anticipates incurring significant research and development expenses as it pursues additional indications for Baxdela. Further, we intend to advance a lead candidate from our novel drug discovery program focused on resistant pathogens into the clinical stage, which will lead to the incurrence of significant development expenses for this program. Additionally, we have collaborated with a third-party research organization to develop its radezolid drug candidate, and the Company may decide to opt-in to the radezolid acne program or initiate additional radezolid indications, which would increase the costs borne by Melinta for this product.

The successful development of Melinta’s product candidates is highly uncertain due to the numerous risks and uncertainties associated with developing drugs, including:

•	the scope, rate of progress and expense of our discovery, research and development activities;

•	our ability to market, commercialize and achieve market acceptance of Baxdela or any other product candidate we may develop in the future;

•	the results of our clinical trials;

•	the terms and timing of regulatory approvals; and

•	the expense of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights.

A change in the outcome of any of these variables with respect to the development of any product candidate that we may develop could mean a significant change in the costs and timing associated with the development of the product candidates. For example, if the FDA or other regulatory authority were to require Melinta to conduct clinical trials beyond those which we currently anticipate will be required for the completion of clinical development of Baxdela for CABP or other product candidates, or if we experience significant delays in clinical trial enrollment in any clinical trial, we could be required to expend significant additional financial resources and time on the completion of clinical development.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) consist primarily of salaries and benefits-related expenses for personnel, including stock-based compensation expense, in our executive, finance, sales, marketing and business development functions. SG&A costs also include facility costs for the Company’s administrative offices and professional fees relating to legal, intellectual property, human resources, information technology, accounting and consulting services.

We expect to incur increased expenses associated with expanding our marketing function and building a U.S. commercial team in connection with the commercial launch of Baxdela. We started incurring these expenses in the second half of 2016 in anticipation of the marketing approval of Baxdela in the second quarter of 2017. These expenses will increase substantially in the fourth quarter of 2017 and first quarter of 2018 as the Company completes the development of its sales team. We also expect to support the growth in our business with increased headcount and infrastructure costs. We expect that our general and administrative expenses will increase in the future as we expand our operating activities, maintain and expand our patent portfolio, and incur additional costs associated with the merger through which we became a public company.

Interest Income and Expense

Melinta’s excess cash balances are invested in money market funds, which generate a minimal amount of interest income. Melinta expects to continue this investment philosophy for excess cash as additional funds are received.

We have utilized notes payable and convertible promissory notes as sources of funding. We record interest on the effective interest method in relation to outstanding notes.

Critical Accounting Policies and Significant Judgments and Estimates

Melinta’s management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which Melinta has prepared in accordance with GAAP. The preparation of these financial statements requires Melinta to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in Melinta’s financial statements. On an ongoing basis, Melinta evaluates its estimates and judgments, including those related to accrued expenses and stock-based compensation described in greater detail below. Melinta bases its estimates on historical experience, known trends and events, and various other factors that Melinta believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Melinta’s significant accounting policies are described in more detail in Note 2 to Melinta’s audited consolidated financial statements appearing elsewhere in this Current Report on Form 8-K. However, Melinta believes that the following accounting policies are the most critical to aid you in fully understanding and evaluating Melinta’s financial condition and results of operations:

•	Revenue recognition

•	Accrued research and development expenses

•	Stock-based compensation

•	Common stock valuation

•	Preferred stock warrants

•	Inventory

•	Intangible assets

Revenue Recognition

Melinta recognizes revenue under ASC 605, Revenue Recognition. Melinta’s revenue arrangements consist of licensing revenue related to non-refundable upfront fees, reimbursement of research and development expenses, milestone payments and royalties on future product sales by the licensee. Revenue is recognized when the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

For arrangements that involve the delivery of more than one element, significant contract interpretation is sometimes required to determine the appropriate accounting, including whether the deliverables specified in a multiple-element arrangement should be treated as separate units of accounting for revenue recognition purposes and, if so, how the aggregate contract value should be allocated among the deliverable elements and when to recognize revenue for each element under ASC 605. Each product, service and/or right to use assets is evaluated to determine whether it qualifies as a separate unit of accounting. This determination is based on whether the deliverable has “stand-alone value” to the customer. The consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the relative fair values of each deliverable. The consideration allocated to each unit of accounting is recognized as the related goods and services are delivered, limited to the consideration that is not contingent upon future deliverables. When an arrangement is accounted for as a single unit of accounting, Melinta determines the period over which the performance obligations will be performed and revenue recognized.

Under the Menarini license agreement, discussed in Note 8 to Melinta’s unaudited condensed consolidated financial statements included in this Current Report on Form 8-K, at the time the agreement was entered into, Melinta identified two deliverables: the delivery of the Baxdela license to Menarini and the right to a related sublicense. While Melinta is also providing development services in connection with the expansion of applicable indications for Baxdela, Melinta is under no obligation to perform such services. In the event that Melinta performs development services related to other indications of Baxdela, Menarini has the option to obtain the results of such services by reimbursing Melinta for 50 percent of its related costs, and Melinta has determined that Menarini’s option is not priced at a significant and incremental discount. As such, Melinta has not recognized any revenue related to the potential cost reimbursement at the contract execution date. To the extent that Melinta is reimbursed for development services, such amounts will be recognized separately from the initial license.

The agreement also states a separate supply agreement will be entered into at a future date under which Menarini will purchase Baxdela products from Melinta until it can commence its own manufacturing. The pricing of Baxdela products under the supply agreement will not be at a significant, incremental discount. And, under the terms of the agreement, Melinta may receive up to approximately €90 million for regulatory, commercial and sales-based milestones as well as low, double-digit royalties on future sales of Baxdela. Melinta will recognize any future milestone payment received as revenue when Menarini achieves the milestone.

For immediate use of the license and right to sublicense, Menarini is able to leverage the information contained within the Baxdela NDAs, which were filed by Melinta with the FDA in October 2016 for ABSSSI, to prepare the regulatory filings in the licensed territories. And, while the FDA approval was received in June 2017, regulatory approval in many of the licensed territories is not contingent upon U.S. FDA approval. Melinta recognized $19.9 million, the consideration that was fixed and determinable at the inception of the agreement, upon delivery of the license and right to sublicense in the first quarter of 2017, and Melinta will recognize revenue associated with the development services as they are provided to Menarini. In the six months ended June 30, 2017, Melinta recognized revenue totaling $6.5 million related to the development services.

In December 2014, Melinta entered into a supply agreement and a distribution agreement, together referred to as the commercial agreements, and a stock purchase agreement with Eurofarma. The overall purpose of these agreements was to establish a relationship with Eurofarma to distribute Baxdela in Brazil. Upon entering the agreements, Melinta received a $1.0 million milestone payment for consideration of the rights granted in the commercial agreements. Simultaneously, Eurofarma purchased $14.0 million of Series 3-B Convertible Preferred Stock at a negotiated valuation of $2.660397 per share.

Because the Eurofarma agreements were entered into on a concurrent basis, Melinta determined that accounting for this transaction required an analysis of the relative fair values of the agreements and that the total consideration received should be allocated to the various components based on the relative fair values. In the analysis, Melinta determined that it would record $6.0 million as the fair value of the equity investment and $9.0 million as deferred revenue relating to the commercial agreements. The determination of these amounts required significant estimates by management.

The value of shares purchased by Eurofarma was determined by management with input from an independent external valuation expert based on the Probability Weighted Expected Return Model, or PWERM, model, as described under Common Stock Valuation below, as of December 31, 2014. This model required estimates of the future value of Melinta under various funding, acquisition and liquidation scenarios. These scenarios were developed by management based on comparative market data and internal fund raising objectives. The PWERM model also included assumptions regarding discount rate, new option grants, volatility and a discount for lack of marketability.

The values of the commercial agreements, which essentially represent the distribution rights for Baxdela in Brazil, were determined using a comparative business valuation method (often referred to as the “with-and-without” method). Melinta prepared an expected value analysis assuming a commercial entry into Brazil without a partner versus the scenario of working with Eurofarma as a partner. The difference in expected values in these two scenarios was used to determine the relative value of the commercial agreements. This comparative business model valuation method required assumptions regarding product launch timing, market size, market share, market uptake, pricing, research and development costs, commercialization costs, tax rates and the discount rate applied. In developing the assumptions regarding product launch timing, market size, market share and market uptake, Melinta used estimates included in the commercial agreements, which estimates may ultimately change based on actual results. Changes in any of Melinta’s assumptions may have had a material impact on the distribution of relative values between equity and deferred revenue.

The value assigned to the equity component of this transaction was included in the balance sheet as convertible preferred stock. The value assigned to the commercial agreements was recorded as deferred revenue and will be recognized over the applicable patent lives, commencing upon the initial shipments of Baxdela.

Accrued Research and Development Expenses

As part of the process of preparing Melinta’s financial statements, Melinta estimates its accrued research and development expenses. The process involves reviewing quotations and contracts, identifying services that have been performed on Melinta’s behalf and estimating the level of service performed and the associated cost incurred for the service when Melinta has not yet been invoiced or otherwise notified of the actual cost. The majority of Melinta’s service providers invoice Melinta monthly in arrears for services performed or when contract milestones are achieved. Melinta makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on the facts and circumstances known to Melinta at that time. Melinta periodically confirms the accuracy of its estimates with the service providers and make adjustments as necessary. The significant estimates in Melinta’s accrued research and development expenses are related to costs incurred by its partners, such as CROs, in connection with research and development activities for which Melinta has not yet been invoiced. Expenses relating to CROs are the most significant component of Melinta’s research and development accruals.

Melinta recognizes expenses related to CROs based on Melinta’s estimates of the services received and efforts expended pursuant to quotes and contracts with the CROs. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Melinta’s vendors will exceed the level of services provided at the time of payment and result in a prepayment of the research and development expense. If the actual timing of the performance of services or the level of effort varies from Melinta’s estimate, Melinta adjusts the accrual or prepaid expense accordingly.

Stock-Based Compensation

Melinta accounts for stock-based compensation using the fair value method. The fair value of awards granted is estimated at the date of grant and recognized as expense on a straight-line basis over the requisite service period with the offsetting credit to additional paid-in capital. Stock options granted typically fully vest over four years from the grant date and expire after 10 years.

Stock options are granted at exercise prices not less than the estimated fair value of Melinta’s common stock at the date of grant. Melinta utilizes the Black-Scholes option-pricing model for determining the estimated fair value of awards. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, estimated fair value of Melinta’s common stock, and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense. Melinta adjusts stock-based compensation expense for forfeitures when actual forfeitures occur.

Stock options granted to nonemployees are valued using the Black-Scholes option-pricing model. Stock options granted to nonemployees are subject to periodic revaluation over their vesting terms. As a result, the charge to operating expenses for nonemployee options with vesting is affected each reporting period by changes in the fair value of the stock options.

Melinta has historically granted common stock options to members of management. The majority of options outstanding as of September 30, 2017, were granted under the 2011 Equity Incentive Plan in December 2013 or later. (As of September 30, 2017, 118 stock options are outstanding under the 2001 Stock Option and Incentive Plan.) While the majority of options are held by management and other employees, Melinta’s founders and some members of the Board of Directors have also been granted options. As Melinta continues to expand its headcount in support of pursuing additional clinical programs and building a commercial organization, Melinta expects to make additional option grants, which will result in additional stock-based compensation expense. Since Melinta has not been a publicly traded company, the fair value of Melinta’s common stock has historically been determined by management with input from an independent external valuation expert. The intent of management is to ensure that the exercise price of issued options is not less than fair value at the date of the grant.

The following table summarizes the weighted-average assumptions, other than the estimated fair value of Melinta’s common stock (which is discussed under Common Stock Valuation below), used in the Black-Scholes model to value stock option grants for the nine months ended September 30, 2017.

Nine Months Ended
September 30, 2017
Risk-free interest rate	1.96%
Weighted-average volatility	75.4%
Expected term—employee awards (in years)	6.0
Forfeiture rate	0.00%
Dividend yield	—

Risk-free Interest Rate—The risk-free interest rate assumptions are based on zero-coupon U.S. Treasury instruments that have terms consistent with the expected term for Melinta’s stock option grants.

Expected Dividend Yield—Melinta has never declared or paid any cash dividends and do not presently plan to pay cash dividends in the future.

Expected Volatility—Due to Melinta’s limited operating history and lack of its specific historical and implied volatility rates, the expected volatility rate used to value stock option grants is estimated based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group is updated at least annually based on companies in the pharmaceutical and biopharmaceutical industry with a specific therapeutic focus and at a similar stage of development.

Forfeiture Rate—Under the Financial Accounting Standards Board, or FASB, ASC 718 Compensation – Stock Compensation, or FASB ASC Topic 718, prior to January 1, 2016, Melinta was required to estimate the level of forfeitures expected to occur and record share-based compensation expense only for those awards that Melinta ultimately expects will vest. Due to the lack of historical forfeiture activity of its plan, Melinta estimated the forfeiture rate based on data from a representative group of companies with similar characteristics to Melinta. In March 2016, the FASB issued Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplified several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. On January 1, 2016, Melinta adopted this guidance on a modified retrospective basis and changed its accounting policy for forfeitures of stock-based compensation to recognize such forfeitures as they occur rather than estimating an expected amount of forfeitures. The impact of this change to the financial statements was not significant and, therefore, Melinta did not record an adjustment to its beginning accumulated deficit as of January 1, 2016.

Common Stock Valuation

Options outstanding as of September 30, 2017, granted under the 2011 Stock Option Plan, the fair value of the common stock at each grant date, and the grant date fair value of the options are summarized in the following table:

Option Grant Date	Number of Options Granted & Outstanding	Exercise Price	Fair Value of Common Stock	Grant Date Fair Value of Options	Total Grant Date Fair Value of Options
December 2013	5,631,717	$0.39	$0.39	$0.22	$1,238,978
April 2014	5,939,668	$0.63	$0.63	$0.37	$2,197,677
May 2014	168,951	$0.63	$0.63	$0.37	$62,512
June 2014	743,951	$0.63	$0.63	$0.37	$275,262
September 2015	3,558,208	$0.83	$0.83	$0.55	$1,957,014
November 2015	795,072	$0.87	$0.87	$0.58	$461,142
December 2015	196,665	$0.87	$0.87	$0.58	$114,066
March 2016	3,344,194	$0.87	$0.81	$0.52	$1,738,981
September 2016	2,057,835	$0.50	$0.50	$0.30	$617,351
October 2016	608,875	$0.50	$0.22	$0.10	$60,888
January 2017	594,782	$0.50	$0.27	$0.15	$89,217
April 2017	1,019,300	$0.50	$0.27	$0.14	$142,702
August 2017	6,171,679	$0.48	$0.48	$0.32	$1,974,937

	30,830,897				$10,930,727

Since inception, Melinta has been a private company with no active public market for Melinta’s common stock. Therefore, Melinta has utilized a third-party valuation expert to assist management in periodically determining the per share fair value of Melinta’s various classes of equity. These valuations were prepared in compliance with the Statement on Standards for Valuation Services No. 1 of the American Institute of Certified Public Accountants. Since the November 2012 recapitalization of Melinta, valuations have been prepared as of November 15, 2012, September 30, 2013, March 21, 2014, December 31, 2014, and quarterly thereafter through June 30, 2017.

In conducting these valuations, with input from the board of directors and third-party valuation specialists, Melinta considered objective and subjective factors that Melinta believed to be relevant for each valuation conducted, including Melinta’s best estimate of its business condition, prospects and operating performance at each valuation date. For the valuations performed, Melinta used a range of factors and assumptions. The significant factors include:

•	the rights, preferences and privileges of Melinta’s convertible preferred stock as compared to those of Melinta’s common stock, including liquidation preferences and dividend rights of Melinta’s convertible preferred stock;

•	potential future issuances of stock, warrants or options;

•	Melinta’s results of operations, financial position and the status of research and development efforts;

•	the lack of liquidity of Melinta’s common and preferred stock as a private company;

•	Melinta’s stage of development and business strategy and the material risks related to Melinta’s business and industry;

•	the likelihood of achieving a liquidity event for the holders of Melinta’s equity, such as an initial public offering, or IPO, or a sale of Melinta given the prevailing market conditions, or a chance of clinical failure and subsequent liquidation of Melinta;

•	the achievement of corporate objectives, including entering into business development transactions;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	any external market conditions affecting the life sciences and biotechnology industry sectors;

•	the state of the IPO market for similarly situated privately held biotechnology companies;

•	general U.S. economic conditions; and

•	Melinta’s most recent valuations prepared with the assistance of its independent valuation specialist.

Melinta and its third-party valuation specialist considered several different valuation methodologies for estimating the value of the enterprise and evaluated several models for allocating that value to the various classes of equity.

Melinta selected the PWERM method to allocate the equity value among the various classes of equity given Melinta’s stage of development, the availability of relevant data and Melinta’s expectation that Melinta is able to forecast distinct future liquidity scenarios as of each valuation date. Furthermore, the PWERM approach was deemed to be the valuation model investors would likely use to value Melinta’s company. Under a PWERM approach, the value of various equity securities are estimated based upon an analysis of future values for the enterprise assuming various future outcomes, as well as the rights of various classes of equity. Melinta’s future outcomes were modeled based on various scenarios for initial public offerings, various company sale scenarios and a liquidation scenario. These scenarios were developed by management based on comparative market data and internal fundraising objectives.

The PWERM analyses underlying each scenario represent Level 3 unobservable inputs. Management makes assumptions and uses judgment to estimate the following inputs into Melinta’s PWERM model (listed in order of significance):

1)	The Value and Timing of Future Liquidity Events. Melinta estimates the value of future liquidity events under three scenarios: an IPO scenario, a sale of Melinta and a liquidation scenario. The IPO and Melinta sale scenarios each include high, middle and low range values. Each scenario and value point within each scenario is assigned a probability based on management’s assessment of the likelihood of occurrence of a liquidity event of that type for the indicated valuation amount. The timing of the various events is determined by management based on Melinta’s intentions at that valuation date. The values for the IPO scenario are determined by comparison to similar stage companies and management’s calculations based on current valuations and future anticipated financings. Melinta sale scenarios are based on average change in control premiums for similar companies and analysis of specific relevant transactions. While multiple scenarios were considered, in order to reflect a range of possible future values, the greatest weighting was applied to the IPO scenarios, which management deemed to be the most likely form of liquidity event as of each valuation date. During the period over which Melinta has prepared valuations, Melinta has applied between 60-85% of the weighting to the IPO scenarios and 10-35% to Melinta sale scenarios. Significant increases or decreases in these inputs in isolation would result in a significantly different fair value measurement.

2)	Discount Rate. The discount rates used to determine the valuation are estimated using the Capital Asset Pricing Model, or CAPM. Melinta evaluates quantitative and qualitative factors at each valuation date that help Melinta assess the level of risk in Melinta’s assumptions and Melinta adjusts its discount rates accordingly. Melinta applies discreet discount rates by series and tranche of stock.

3)	Discount for Lack of Marketability. The Discount for Lack of Marketability, or DLOM, factors for Melinta’s preferred and common stock are estimated using both quantitative and qualitative methods and have generally declined as Melinta approaches a potential liquidity event. Melinta applies a separately determined DLOM for each series of preferred stock as well as for common stock.

Preferred Stock Warrants

In connection with a loan and security agreement entered into during 2014 with Hercules Growth Technologies, Melinta issued preferred stock warrants. Melinta accounts for the freestanding warrants to purchase shares of convertible preferred stock at fair value as liabilities in the balance sheets, as such warrants provide the holders with “down-round” protection and can be settled on a net basis. Melinta uses a Black-Scholes model to estimate the fair value of the preferred stock warrant liability based on the estimated fair value of Melinta’s Series 3 preferred shares derived from the PWERM (discussed above in Common Stock Valuation). The value of the preferred stock warrant liability is adjusted to its estimated fair value at each reporting period. During the nine months ended September 30, 2017, Melinta recorded $0.3 million in net unrealized gains related to decreases in the fair value of this liability. As of September 30, 2017, the fair value of the preferred stock warrant liability was $0.3 million.

Inventory

Inventory is stated at the lower of cost or estimated net realizable value. We currently use actual costing to determine the cost basis for its inventory. Inventory is valued on a first-in, first-out basis and consists primarily of third-party manufacturing costs, overhead and related transportation costs. We capitalize inventory costs associated with our products upon regulatory approval when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized; otherwise, such costs are expensed. We review inventories on hand at least quarterly and record provisions for estimated excess, slow-moving and obsolete inventory, as well as inventory with a carrying value in excess of net realizable value.

As of September 30, 2017, inventory on the Company’s balance sheet represented the cost of certain raw material and work-in-process inventory that the Company incurred after the FDA approval of Baxdela on June 19, 2017. At September 30, 2017, the Company had incurred other costs for manufacturing this inventory; however, such costs were incurred prior to the FDA approval of Baxdela and, therefore, were recognized as research and development expense in earlier periods. Consequently, profit margins reported from the initial sales of Baxdela will not be representative of margins the Company expects to achieve after the first commercial batches of inventory are consumed. Costs of drug product to be consumed in any current or future trials will continue to be recognized as research and development expense.

Results of Operations (all amounts in thousands)

Comparison of the Three Months Ended September 30, 2017 and 2016

The following table summarizes Melinta’s results of operations for the three months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Increase (Decrease)
	2017	2016	Dollars	Percent
Revenue	$3,191	$—	$3,191	100%
Research and development	$10,884	$9,888	$996	10.1%
Selling, general and administrative	$10,304	$4,114	$6,190	150.5%
Total other expense, net	$1,639	$664	$975	146.8%

Revenue

During the three months ended September 30, 2017, Melinta recognized revenue from the Menarini agreement of $3.2 million related to the cost-sharing arrangement for expenses incurred during the third quarter of 2017. Because we are delivering development services over a period of time as the clinical trials progress, we expect to continue to recognize cost-sharing revenue under this arrangement for the next few years over the estimated development period.

Research and development expenses

Our research and development expenses for the three months ended September 30, 2017 and 2016 were $10.9 million and $9.9 million, respectively. There have been two primary areas of focus for us in the three months ended September 30, 2017 and 2016. The first area of focus and the primary cost driver has been the clinical development and FDA approval of Baxdela, our lead product candidate. The second area of focus has been the pre-clinical activity (Discovery) for the ESKAPE pathogen program as we work to select a lead program candidate with an optimal efficacy and safety profile.

We do not allocate personnel-related costs, including stock-based compensation or other indirect costs, to specific programs as they are deployed across multiple projects under development and, as such, are included as other development or discovery expenses in the table below. The following table summarizes our research, development and discovery costs by clinical program for the three months ended September 30, 2017 and 2016, respectively:

	Three Months Ended September 30,		Increase/(Decrease)
	2017	2016	Dollars	Percentage
Research and Development Expenses:
Development
Phase 3 ABSSSI Intravenous/Oral study	$—	$175	$(175)	(100.0%)
Phase 3 CABP study	5,530	1,300	4,230	325.4%
Other development expenses	2,890	5,133	(2,243)	(43.7%)

Total development research and development expenses	8,420	6,608	1,812	27.4%
Discovery
External expenses	742	1,361	(619)	(45.5%)
Other discovery expenses	1,722	1,919	(197)	(10.3%)

Total discovery research and development expenses	2,464	3,280	(816)	(24.9%)

Total research and development expenses	$10,884	$9,888	$996	10.1%

In total, our research and development costs increased in 2017 over 2016 by $1.0 million, or 10.1%. The increase is due primarily to $4.2 million of incremental expense for our Phase 3 clinical study of Baxdela for CABP, which was partially offset by reduced expense due to the conclusion of the Phase 3 ABSSSI clinical study and lower expenses related to the development of the ESKAPE pathogen program.

Development expenses for our Phase 3 clinical study for ABSSSI, testing the intravenous and oral forms of Baxdela, decreased in 2017 versus 2016 by $0.2 million. The study was completed in 2016 and no costs were incurred in 2017. We do not expect to incur any additional costs related to this study.

Development expenses for the Phase 3 CABP clinical trial increased by $4.2 million, or 325.4%, in 2017 from 2016, driven by steady patient enrollment during 2017. While the study was active for the entire year of 2016, we did not ramp up study activity until late in 2016 with the first patient enrollment in December 2016. As such, we expect that in 2017 and 2018 we will incur a significant level of expenses associated with this study.

Other development costs decreased in the three months ended September 30, 2017, by $2.2 million, or 43.7%, versus 2016. This decrease was due to lower expense of $0.6 million for drug production as the costs of manufacturing were capitalized in inventory after the June 2017 FDA approval of Baxdela, and NDA-related expenses of $1.4 million incurred in 2016 that were not repeated in 2017.

External costs for our discovery program represent research and support work performed by third parties. These costs decreased $0.6 million, or 45.5%, year over year due to the use of lower cost vendors for external analysis in 2017 as compared to 2016 as well as shifting some work previously done externally to internal personnel.

Other discovery costs represents internal costs of research, including salaries, benefits, other compensation, laboratory expenses and facility costs, as well as expenses to maintain our interests in antibiotic candidates. These costs decreased by $0.2 million, or 10.3%, in 2017 over 2016 due principally to lower external testing expense.

Selling, general and administrative expenses

SG&A expenses were $10.3 million and $4.1 million for the three months ended September 30, 2017 and 2016, respectively. The increase of $6.2 million, or 150.5%, was primarily driven by a $3.5 million increase in marketing and other costs to support our commercial launch of Baxdela, revenue-sharing payments associated with the license of rights to Baxdela to Menarini of $1.6 million, increases in legal expenses of $0.9 million and increases in administrative personnel-related costs of $0.7 million. These increases were partially offset by lower finance-related fees of $0.5 million.

Other expense (income)

For the three months ended September 30, 2017, we recognized other expense of $1.6 million as compared with the three months ended September 30, 2016, when we recognized other expense of $0.7 million, driven by the following:

•	Interest expense—Interest expense for the three months ended September 30, 2017 and 2016, was $2.4 million and $1.2 million, respectively. Interest expense includes both cash and non-cash components of interest expense. The cash portion of interest expense was $0.7 million in 2017, an increase of $0.1 million, due to higher debt balances. The non-cash portion of interest was $1.7 million in 2017, an increase of $1.1 million, driven primarily by $68.6 million in convertible promissory notes that we issued in the second half of 2016 and first half of 2017. This interest is categorized as non-cash because in the next round of equity financing, all outstanding principal, as well as accrued interest, will convert into shares of our stock. In addition and to a lesser extent, non-cash interest includes the amortization of debt issuance costs.

•	Change in fair value of warrant liability—We adjust the carrying value of the warrant liability to the estimated fair value at each reporting period. Increases or decreases in the fair value of the warrant liability are recorded within other expense (income) in the statement of operations. We recognized $0.7 million and $0.4 million of other income in the three months ended September 30, 2017 and 2016, respectively.

•	Other—The Company participates in a Connecticut tax credit program whereby we can claim either cash payments or future tax credits based on qualifying expenditures. We have historically chosen the cash payment incentive and expect to continue to do so in future periods as the tax code allows. This tax credit comprises the majority of the other income for both periods.

Comparison of the Nine Months Ended September 30, 2017 and 2016

The following table summarizes Melinta’s results of operations for the nine months ended September 30, 2017 and 2016:

	Nine Months Ended September 30,		Increase (Decrease)
	2017	2016	Dollars	Percent
Revenue	$29,633	—	$29,633	100.0%
Research and development	$37,876	$33,489	$4,387	13.1%
Selling, general and administrative	$25,976	$14,824	$11,152	75.2%
Total other expense, net	$5,917	$3,237	$2,680	82.8%

Revenue

During the nine months ended September 30, 2017, we recognized revenue from the Menarini agreement of $29.6 million, of which $19.9 million related to an upfront licensing fee and $9.7 million related to the cost-sharing arrangement for expenses incurred during the first half of 2017.

Research and development expenses

Our research and development expenses for the nine months ended September 30, 2017 and 2016, were $37.9 million and $33.5 million, respectively. There have been two primary areas of focus for us in the nine months ended September 30, 2017 and 2016. The first area of focus and the primary cost driver has been the clinical development and FDA approval of Baxdela, our lead product candidate. The second area of focus has been the pre-clinical activity for the ESKAPE pathogen program as Melinta works to select a lead program candidate with an optimal efficacy and safety profile.

We do not allocate personnel-related costs, including stock-based compensation or other indirect costs, to specific programs as they are deployed across multiple projects under development and, as such, are included as other development or discovery expenses in the table below. The following table summarizes our research, development and discovery costs by clinical program for the nine months ended September 30, 2017 and 2016, respectively:

	Nine Months Ended September 30,		Increase/(Decrease)
	2017	2016	Dollars	Percentage
Research and Development Expenses:
Development
Phase 3 ABSSSI Intravenous/Oral study	$—	$3,395	$(3,395)	(100.0%)
Phase 3 CABP study	17,675	4,968	12,707	255.8%
Other development expenses	12,629	14,285	(1,656)	(11.6%)

Total development research and development expenses	30,304	22,648	7,656	33.8%
Discovery
External expenses	2,030	3,471	(1,441)	(41.5%)
Other discovery expenses	5,542	7,370	(1,828)	(24.8%)

Total discovery research and development expenses	7,572	10,841	(3,269)	(30.2%)

Total research and development expenses	$37,876	$33,489	$4,387	13.1%

In total, our research and development costs increased in 2017 over 2016 by $4.4 million, or 13.1%. The increase is due primarily to $12.7 million of incremental expense for our Phase 3 clinical study of Baxdela for CABP, which was partially offset by reduced expense due to the conclusion of the Phase 3 ABSSSI clinical study and lower expenses related to the development of the ESKAPE pathogen program.

Development expenses for our Phase 3 clinical study for ABSSSI, testing the intravenous and oral forms of Baxdela, decreased in 2017 versus 2016 by $3.4 million. The study was completed in 2016 and no costs were incurred in 2017. We do not expect to incur any additional costs related to this study.

Development expenses for the Phase 3 CABP clinical trial increased by $12.7 million, or 255.8%, in 2017 from 2016, driven by steady patient enrollment during 2017. While the study was active for the entire year of 2016, we did not ramp up study activity until late in 2016 with the first patient enrollment in December 2016. As such, we expect that in 2017 and 2018 it will incur a significant level of expenses associated with this study.

Other development costs decreased in the nine months ended September 30, 2017, by $1.7 million, or 11.6%, versus 2016. This decrease was due principally to expenses of $2.4 million related to preparation of the NDA for Baxdela incurred in 2016 that were not incurred in 2017. These decreases were partially offset by higher expenses for Health Economics and Outcomes Research (“HEOR”), surveillance and automated susceptibility testing as we prepared for the launch of Baxdela.

External costs for our discovery program represent research and support work performed by third parties. These costs decreased $1.4 million, or 41.5%, year over year due to the use of lower cost vendors for external analysis in 2017 as compared to 2016 as well as shifting some work previously done externally to internal personnel.

Other discovery costs represents internal costs of research, including salaries, benefits, other compensation, laboratory expenses and facility costs, as well as expenses to maintain our interests in antibiotic candidates. These costs decreased by $1.8 million, or 24.8%, in 2017 over 2016 due to an option fee that we paid in 2016 in connection with our radezolid program of $0.9 million that was not repeated in 2017, and lower external testing expense.

Selling, general and administrative expenses

SG&A expenses were $26.0 million and $14.8 million for the nine months ended September 30, 2017 and 2016, respectively. The increase of $11.2 million, or 75.2%, was primarily driven by a $6.2 million increase in marketing and other costs to support the commercial launch of Baxdela, revenue-sharing payments associated with the license of rights to Baxdela to Menarini of $1.6 million, increases in legal expenses of $1.3 million (driven by expenses related to the merger), increases in patent-related expenses of $0.7 million and increases in administrative personnel-related costs of $0.8 million.

Other expense (income)

For the nine months ended September 30, 2017, we recognized other expense of $5.9 million as compared with the nine months ended September 30, 2016, when we recognized other expense of $3.2 million, driven by the following:

•	Interest expense—Interest expense for the nine months ended September 30, 2017 and 2016, was $5.8 million and $2.9 million, respectively. Interest expense includes both cash and non-cash components of interest expense. The cash portion of interest expense was $1.6 million in 2017, a decrease of $0.3 million, due to declining balance of the 2014 Loan Agreement as we made principal payments during 2016 and 2017. The non-cash portion of interest was $4.2 million in 2017, an increase of $3.1 million, driven primarily by $68.6 million in convertible promissory notes that we issued in the second half of 2016 and first half of 2017. This interest was categorized as non-cash because in the next round of equity financing, all outstanding principal, as well as accrued interest, would convert into shares of our stock. In addition and to a lesser extent, non-cash interest includes the amortization of debt issuance costs.

•	Change in fair value of tranche assets and liabilities—We adjust the carrying value of the Convertible Preferred Stock tranche obligations to the estimated fair value at each reporting period. Increases or decreases in the fair value of tranche obligations are recorded within other income (expense) in the statement of operations. We recognized $1.3 million of expense in the nine months ended September 30, 2016, upon issuance of the final tranche of Series 4 preferred stock in March 2016. We have not recorded a tranche asset or liability since that date.

•	Change in fair value of warrant liability—We adjust the carrying value of the warrant liability to the estimated fair value at each reporting period. Increases or decreases in the fair value of the warrant liability are recorded within other expense (income) in the statement of operations. We recognized $0.3 million and $0.8 million of income in the nine months ended September 30, 2017 and 2016, respectively.

•	Other—The Company participates in a Connecticut tax credit program whereby we can claim either cash payments or future tax credits based on qualifying expenditures. We have historically chosen the cash payment incentive and expect to continue to do so in future periods as the tax code allows. This tax credit comprises the majority of the other income for both periods.

Liquidity and Capital Resources

Prior to November 2012, Melinta was primarily capitalized through the sale of convertible notes and preferred stock. In November 2012, the Company was recapitalized under the ownership of a new lead investor. The convertible notes and preferred stock issued prior to November 2012 were restructured at the time of the recapitalization. Since the November 2012 recapitalization through September 30, 2017, we have obtained funding primarily through sales of convertible preferred stock, loans and business development transactions. As of September 30, 2017, we held cash and cash equivalents of $12.4 million to fund operations.

We have also funded our operations with debt financing. As of September 30, 2017, we had $40.0 million in outstanding debt under a Loan and Security Agreement, dated as of May 2, 2017, (“2017 Loan Agreement”) under which the lender has made available up to $80.0 million in debt financing in four separate tranches and up to $10.0 million in equity financing (see Note 3 to the unaudited condensed consolidated financial statements).

On November 3, 2017, Melinta completed the merger with Cempra. The combined company has cash and cash equivalents in excess of $155.0 million, which, in management’s view, is adequate to fund operations within the next 12 months, including on-going research & development, the production of commercial quantities of Baxdela, and the launch of our commercial strategy for Baxdela. The company expects to begin selling Baxdela in early 2018, which will provide a new, and growing, source of cash. The company also intends to secure additional operating funds, as needed, through new equity financings and/or new debt. However, there can be no assurance that adequate financing under acceptable terms will be available as needed.

In the event that the Company closes the Acquisition entered into on November 28, 2017, we will fund the transaction with a combination of debt and equity, such that funding for on-going operations, discussed above, will not be affected.

The following table provides a summary of our cash position as of each of the period-end dates and the cash flows for each of the periods presented below (in thousands):

	Nine Months Ended September 30,
	2017	2016
	(unaudited)
Cash, cash equivalents and restricted cash as of end of the period	$12,393	$20,540
Cash provided by (used in):
Operating activities	(33,603)	(47,918)
Investing activities	(4,291)	(444)
Financing activities	38,878	38,744

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2017 and 2016, was $33.6 million and $47.9 million, respectively. For both periods presented, the primary use of cash was to fund development and discovery research activities for our product candidates and to support our selling, general and administrative functions. We used $14.3 million less in operations during the 2017 period due primarily to amounts received from Menarini and Eurofarma under the license arrangements, partially offset by higher cash-based operating expenses, the net of which was $12.1 million. In addition, the decrease in cash used in operations was due to favorable changes in working capital accounts year over year totaling $2.2 million.

Investing Activities

Net cash used in investing activities was $4.3 million and $0.4 million for the nine months ended September 30, 2017 and 2016, respectively. Subsequent to the FDA approval of Baxdela in June 2017, we made $3.5 million in milestone payments for intellectual property rights in connection with the FDA approval of Baxdela. These payments were capitalized as intangible assets and will be amortized over the estimated useful life of the related intellectual property. Other cash used in investing activities in both of these periods was primarily for capital expenditures for facility improvements, lab equipment, software and office furniture and equipment.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2017 and 2016, was $38.9 million and $38.7 million, respectively. During the nine months ended September 30, 2017, cash provided by financing activities related primarily to the issuance of convertible promissory notes totaling $24.5 million and the refinancing of the 2014 Loan Agreement, replacing it with the 2017 Loan Agreement, under which the Company borrowed $40.0 million. During the nine months ended September 30, 2016, cash provided by financing activities was comprised primarily of the issuance of notes payable of $27.8 million and preferred stock financing of $13.6 million, partially offset by repayments of notes payable of $2.7 million.

Funding Sources and Requirements

We expect to launch Baxdela in the United States in early 2018, from which we expect to generate significant product sales and associated cash in 2018. In addition, Melinta receives reimbursement from Menarini under the license agreement for a portion of Melinta’s ongoing Phase 3 CABP clinical trial development expenses. We receive such reimbursement within one quarter of the recognition of the expenses. Through September 30, 2017, we were entitled to total reimbursement of $9.7 million, of which Melinta had received $2.8 million. In addition, the Company is exploring other partnerships and collaborations to assist it with funding certain of its early-stage research and development programs.

We do not expect to generate revenue from any other product candidates under development unless and until we successfully commercialize our products or enter into additional collaborative agreements with third parties.

We expect to continue to incur significant losses for the foreseeable future and expect the losses to increase as we continue the development of, and seek regulatory approvals for, our product candidates, continue to advance products generated from the ESKAPE pathogen program platform and commercialize any approved products. We are also subject to the risks associated with the development of new therapeutic products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect Melinta’s business operations. Additionally, upon completion of the merger, we expect to incur additional costs associated with operating as a public company and may need substantial additional funding in connection with Melinta’s continuing operations, commercial, discovery and product development activities.

The Company believes that, after the merger, existing cash balances and other sources of cash, discussed above, will be sufficient to fund our operations requirements for at least the next 12 months. However, we may need to raise additional funds sooner to support the working capital requirements of a commercialized product and to fund further development of the other product candidates.

We intend to use our combined cash and cash equivalents, as follows:

•	to fund the activities supporting the commercialization for Baxdela for the treatment of ABSSSI;

•	to fund the Phase 3 trial and advance its product candidate Baxdela for the treatment of hospital treated CABP;

•	to fund the scale-up of manufacturing operations and manufacture Baxdela to meet both commercial and clinical demand;

•	to pursue additional indications for Baxdela;

•	to fund research activities for preclinical product candidates, IND-enabling studies and development activities for the ESKAPE pathogen program; and

•	the remainder for working capital, general and administrative expenses, future internal research and development expenses and other general corporate purposes.

In addition, we may also use a portion of our cash and cash equivalents for the acquisition of, or investment in, companies, technologies, products or assets that complement our business. In December 2014, we entered into a license agreement with a CRO to develop a molecule, radezolid, for dermatological applications. Under the terms of the agreement, development of the product is funded by the CRO. We, however, retain the right, at certain agreed upon milestones, to agree to co-develop or take full responsibility for the development program based on pre-determined payments to the CRO. In March 2016 and February 2017, we paid $0.9 million and $0.5 million, respectively, in license payments to the CRO under this agreement. In addition, in November we entered into an agreement to acquire the IDB of The Medicines Company (see Recent Developments section above).

Until we can generate a sufficient amount of revenue from our products, if ever, we expect to finance our future cash needs through public or private equity or debt financings, or through other sources such as potential collaboration and license agreements. In any event, we do not expect to achieve significant revenue from product sales prior to 2018.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined under the applicable rules of the SEC.

Contractual Obligations and Commitments

During the nine months ended September 30, 2017, there have been no material changes to our contractual obligations and commitments outside the ordinary course of business from those specified in our 2016 Annual Report.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Fluctuation Risk

The primary objective of our investment activities is to preserve our capital to fund its operations. We also seek to maximize income from its cash and cash equivalents without assuming significant risk. To achieve these objectives, we invest our cash and cash equivalents in money market funds. We do not enter into investments for trading or speculative purposes. We do not believe that an immediate 1% increase in interest rates would have a material effect on the fair value of our cash equivalents, and therefore, we do not expect its operating results or cash flows to be materially affected to any degree by a sudden change in market interest rates.

On September 30, 2017, we had $40.0 million aggregate principal amount outstanding under its loan agreement with Oberland Capital. The loan bears interest at a rate of the greater of 8.25% or the sum of 8.25% plus the prime rate minus 4.5% per annum, and as such is variable based on fluctuations in the prime rate. As a result, increases in interest rates may increase the cost of servicing the loan agreement and could materially reduce its profitability and cash flows. As September 30, 2017, the prime rate was approximately 25 basis points below the rate necessary for the interest rate on the loan agreement to exceed the 8.25% minimum interest rate described above. As a result, the fair value of the loan agreement will not change significantly until the prime rate exceeds 4.5%. A 1.0% increase in the prime rate would result in an additional $0.3 million in interest expense in the first year of the loan.

Foreign Currency Exchange Rate Fluctuations

To date, the vast majority of our contractual obligations have been denominated in U.S. dollars. In the future, we may contract with organizations such as CROs or contract manufacturers in foreign countries. We may therefore become subject to fluctuations in foreign currency exchange rates in connection with these agreements.

Melinta’s agreement with Menarini requires that they pay commercial and regulatory milestones of approximately €90.0 million over time as the milestones are achieved. The cash we receive from these payments is subject to fluctuations in foreign currency exchange rates between the Euro and U.S. dollar. The agreement establishes a fixed exchange rate such that the U.S. dollars that we will receive will not fluctuate with market exchange rates unless and until the market rate varies by more than 10% from the rate established in the agreement. As of September 30, 2017, if Menarini had met the first €5.0 million milestone, we would have received $5.3 million, which is based on the contractual rate in the agreement. If the €5.0 million milestone was met and paid based on the actual exchange rate as of September 30, 2017, the milestone payment in U.S. dollars would have been higher by $0.6 million.

Inflation

Inflation generally affects us by increasing its cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on its business, financial condition or results of operations during the periods presented.